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Cal-Maine Foods - Year in Review

Message from our Chairman and
Chief Executive Officer

September 26, 2022

Fiscal year 2022 overview

Cal-Maine Foods continued to deliver for stakeholders in fiscal 2022 amid ongoing challenges posed by the COVID-19 global pandemic and the disruptive impacts of highly pathogenic avian influenza (“HPAI”) in North American commercial flocks. We remain focused on operational excellence and meeting evolving market conditions with investments that support current business needs and future capabilities.

Our colleagues’ health and safety remain our top priority and we continued to uphold COVID-related and other protocols that drive our strong and improving health and safety track records. Our colleagues’ commitment to excellence helped deliver more than 13.2 billion servings of shell egg protein to support the needs of families that rely on our eggs and egg products as sources of affordable and nutritious food.

In fiscal 2022, HPAI affected approximately 9.5% of the commercial table egg laying flock compared to the approximately 11.4% impact we saw in the 2014-2015 avian influenza outbreak.[i] After Cal-Maine Foods’ fiscal year-end and including the last reported outbreaks in September 2022, the U.S. Department of Agriculture reports that 35.6 million commercial table egg layers and 1 million pullets have been depopulated due to HPAI. While our operations are not immune, no Cal-Maine Foods’ owned or contract production facility has been impacted by HPAI as of the date of this letter. We believe we have a best-in-class biosecurity program in place to protect our people, our food and our flock.

Dolph Baker Chairman and Chief Executive Officer

Performance highlights

In fiscal 2022, we reported $1.8 billion in revenue, up 3% versus fiscal year 2021. We also reported record shell egg sales volumes of nearly 1.1 billion dozen, up about 1% versus fiscal year 2021. Our reported results reflect the benefit of stronger shell egg net average selling prices and modestly higher volume demand. Notably, we generated record fourth quarter revenue in fiscal 2022 of nearly $593 million, driven by significantly higher average selling prices and record quarterly specialty shell egg sales, supported by solid demand compared with the prior-year quarter.

We captured the benefit of strong net average selling prices for shell eggs in fiscal 2022. We recorded a net average selling price of $1.579 per dozen, up nearly 30% versus fiscal 2021. Our conventional shell egg net average selling price of $1.420 increased nearly 46% year over year, while our specialty shell egg net average selling price of $1.932 per dozen increased 3.0% year over year. We also continued to drive a favorable volume mix with specialty eggs increasing to 31% of sales volumes, up from nearly 27% in the prior year, reflecting the ongoing impacts of evolving consumer preferences and the impact of state cage-free legislative mandates.

Our reported results also reflect egg products revenue of $60 million, up 63% year over year, given the impacts of stronger pricing and improved food service demand versus the prior year, which was affected by the COVID-19 global pandemic. While a relatively small part of our revenue base, egg products comprise an important opportunity to help drive future company growth.

Our strong financial results drove our ability to return capital to shareholders. Pursuant to the Cal-Maine Foods’ variable dividend policy, we returned $42.8 million in common stock dividends to shareholders tied to our fiscal 2022 results.
“We recorded a net average selling price of $1.579 per dozen, up nearly 30% versus fiscal 2021.”

“Our gross margin improved to 19%, up from nearly 12% year in the prior year.”
Operating highlights

We continued to generate strong operating efficiencies in fiscal 2022, even as we experienced volatile pricing for key inputs. Our gross margin improved to 19%, up from nearly 12% in the prior year given stronger product pricing that was partially offset by the impact of higher input costs. Our dozens produced-to-sold ratio improved to 94.3% in fiscal 2022, up from 90.5%, which demonstrates our continued ability to leverage our production and distribution network to help meet our customers’ needs.

In fiscal 2022, farm production costs increased to $0.923 cents per dozen, up 21% percent versus the prior year, driven by higher costs for our feed inputs, primarily corn and soybean meal. Our feed costs are influenced by a variety of supply and demand factors, including transportation and storage costs, energy and trade policies and most recently, the Russian war against Ukraine, among other drivers. While we do not anticipate difficulty in procuring sufficient feed inputs to meet our future needs, we expect that feed ingredient pricing may remain volatile.

The year also reflected the impact that rising inflation had on packaging costs, in addition to higher expense tied to labor and processing. Since our fiscal year-end, we have seen signs of moderating inflation, but we remain focused on running our operations well and managing the costs that are under our control.

Growth-focused

In fiscal 2022, our Board of Directors approved $105 million in new capital projects to further expand the Company's cage-free egg production capabilities at Delta, Utah, Guthrie, Kentucky, and Okeechobee, Florida. These projects will further advance Cal-Maine Foods’ growth strategy and better serve customers, given growing customer and consumer demand, and expanding state requirements for cage-free eggs.

We also augmented our focus to provide value-added products with an announcement of a strategic investment in MeadowCreek Foods, LLC, an operation that initially will focus on producing hard-cooked egg products. Cal-Maine Foods will serve as the preferred provider of conventional and specialty eggs that MeadowCreek needs to manufacture egg products, which will help to extend our reach in the foodservice and retail marketplace.

Since 2008, Cal-Maine Foods has committed $625 million to meet our customers’ needs though the expansion of our cage-free capabilities. We continue to drive revenue that aligns with our investments. In fiscal 2022, 23% of our total net shell egg sales were tied to cage-free egg sales. As we have previously indicated, we intend to continue to deploy capital toward specialty egg production, which remains a key growth opportunity for company. We remain committed to producing and distributing a mix of eggs and egg products that meet our customers’ needs.

Our outlook

We believe that the flexibility of our business, our strategy, and our disciplined approach to capital allocation have demonstrated our commitment to creating long-term shareholder value through periods of global volatility. I thank our shareholders for their continued trust and support of these efforts. As we continue into fiscal 2023, we will strive to continue to deliver quality, nutritious food choices that meet our customers’ needs and help nourish families.
Sincerely, Dolph Baker Chairman of the Board and Chief Executive Officer

i USDA Animal Health and Plant Inspection Service data.